Exhibit 99.1

THIS OBLIGATION IS NOT A DEPOSIT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE “FDIC”) OR ANY OTHER GOVERNMENT AGENCY OR FUND.

$ ,000.00	Buchanan, Virginia
Date:

BANK OF BOTETOURT

Series A Fixed Rate Subordinated Note due August 1, 2018

1. Payment.

(a) BANK OF BOTETOURT, a Virginia state-chartered bank (the “Issuer”), for value received, promises to pay to                                         [, JTWROS] the principal sum of                     Thousand and 00/100’s Dollars (U.S.) ($        ,000.00) on August 1, 2018 (the “Maturity Date”) and to pay interest accruing on the unpaid principal sum, in arrears commencing on November 1, 2011 and on each consecutive February 1, May 1, August 1 and November 1 (each, an “Interest Payment Date”), which interest shall accrue at an annual rate equal to 6.75% (the “Interest Rate”) beginning on (and including) the date of original issuance and each succeeding Interest Payment Date, and ending on (but excluding) the next succeeding Interest Payment Date (each a “Distribution Period”), which payments shall be applied by the Holder (as defined below) first, to accrued interest on the principal amount of this Note, second, (without duplication and to the extent that payment of such interest is enforceable under applicable law) to any overdue installment of interest at the Interest Rate, compounded quarterly, from the dates that such amounts are due until they are paid or made available for payment, and third, to any overdue principal. The amount of interest payable for any period will be computed on the basis of 30 days per month and 360 days per year during the Distribution Period.

(b) Any payment of principal of, or interest on, this Subordinated Note that would otherwise become due and payable on a day that is not a Business Day shall become due and payable on the next succeeding Business Day, with the same force and effect as if made on the date for payment of such principal or interest, and no interest shall accrue in respect of such payment for the period after the date such payment becomes due. The term “Business Day” means any day that is not a Saturday or Sunday and that is not a day on which banks in the Commonwealth of Virginia are generally authorized or required by law or executive order to be closed.

2. Subordinated Notes, Holders. This Subordinated Note is one of a duly authorized issue of fixed rate subordinated notes of the Issuer designated as Fixed Rate Subordinated Notes due August 1, 2018 (the “Subordinated Notes,” which term includes, without limitation, this Subordinated Note), initially limited in aggregate principal amount to $10,000,000. The holders of the Subordinated Notes are referred to individually as a “Holder” and collectively as the “Holders.”

3. Optional Redemption. At any time after the issuance of the Note, the Issuer may, at its option and subject to obtaining any necessary prior approval of the Federal Reserve Bank of Richmond and the Virginia State Corporation Commission Bureau of Financial Institutions, redeem some or all of the Subordinated Notes on any Interest Payment Date at a redemption price as follows:

(a)	105% of par if redeemed before August 1, 2012;

(b)	104% of par if redeemed between August 1, 2012 and July 31, 2013

(c)	103% of par if redeemed between August 1, 2013 and July 31, 2014

(d)	102% of par if redeemed between August 1, 2014 and July 31, 2015

(e)	101% of par if redeemed between August 1, 2015 and July 31, 2016

(f)	100% of par if redeemed on or after August 1, 2016

plus any accrued but unpaid interest.

The Issuer will notify the registered Holders of the Subordinated Notes to be redeemed at least 30 but not more than 60 days before the Issuer redeems the Subordinated Notes. If the Issuer redeems only some of the Subordinated Notes, the Issuer will select the Subordinated Notes to be redeemed in principal amounts of $10,000 or any amount in excess of that number that is a multiple of $1,000 by lot, pro rata or by another method that the Issuer considers fair and appropriate. All Subordinated Notes that remain outstanding after any partial redemption must have a principal amount of $10,000 or any amount in excess of $10,000 that is a multiple of $1,000.

Subordinated Notes that have been called for redemption and with respect to which monies sufficient to pay the principal thereof and interest thereon have been paid or otherwise made available to the registered Holders shall cease to be outstanding from and after the redemption date.

4. Subordination. The indebtedness of the Issuer evidenced by the Subordinated Notes, including the principal and interest on this Subordinated Note, shall be subordinate and junior in right of payment to the Issuer’s obligations to its depositors, its obligations under bankers’ acceptances and letters of credit, and its obligations to its other creditors, including its obligations to the Federal Reserve Bank of Richmond, the Federal Deposit Insurance Corporation (the “FDIC”) and any rights acquired by the FDIC as a result of loans made by the FDIC to the Issuer or the purchase or guarantee of any of its assets by the FDIC, pursuant to the provisions of 12 U.S.C. 1823 (c), (d) or (e), whether now outstanding or later incurred (except any other obligations that rank on a parity with or subordinate to the Subordinated Notes). In the event of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceedings or any liquidation or winding up of or relating to the Issuer, whether voluntary or involuntary, all obligations of the Issuer (except any other obligations that rank on a parity with or subordinate to the Subordinated Notes) shall be entitled to be paid in full before any payment shall be made on account of the principal of or interest on the Subordinated Notes, including this Subordinated Note. In the event of any such proceeding, after payment in full of all sums owing with respect to such prior obligations, the Holders, together with the holders of any obligations of the Issuer ranking on a parity with the Subordinated Notes, shall be entitled to be paid from the remaining assets of the Issuer, the unpaid principal of the Subordinated Notes, and the unpaid interest on the Subordinated Notes before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or any obligations of the Issuer ranking junior to the Subordinated Notes.

Nothing in this Subordinated Note shall impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Subordinated Note in accordance with its terms.

5. Consolidation, Merger and Sale of Assets. The Issuer shall not consolidate with or merge into another entity or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless:

(a) the continuing entity formed by such consolidation or into which the Issuer is merged or the person that acquires by conveyance or transfer or that leases the properties and assets of the Issuer substantially as an entirety shall be a corporation, association or general partnership or other legal entity organized and existing under the laws of the United States of America, any State or the District of Columbia and expressly shall assume, by a supplemental agreement executed and delivered to the Issuer in form satisfactory to the Issuer, the due and punctual payment of the principal of and interest on the Subordinated Notes according to their terms, and the due and punctual performance of all covenants and conditions thereof on the part of the Issuer to be performed or observed; and

(b) immediately after giving effect to such transaction, no Event of Default (as defined below), and no event that, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.

6. Events of Default; Acceleration; Compliance Certificate. If any of the following events shall occur and be continuing (each an “Event of Default”):

(a) the Issuer shall consent to the appointment of a receiver, liquidator, trustee or other similar official in any liquidation, insolvency or similar proceeding with respect to the Issuer or all or substantially all of its property; or

(b) a court or other governmental agency or body having jurisdiction in the premises shall enter a decree or order for the appointment of a receiver, liquidator, trustee or other similar official in any liquidation, insolvency or similar proceeding with respect to the Issuer or all or substantially all of the property of the Issuer, or for the winding up of the affairs or business of the Issuer, and that decree or order has remained in force for 60 days;

then, and in each such case, unless the principal of this Subordinated Note already shall have become due and payable, the Holder of this Subordinated Note, by notice in writing to the Issuer, may declare the principal amount of this Subordinated Note and any accrued but unpaid interest, to be due and payable immediately, and, upon any such declaration, it shall be immediately due and payable. The Issuer waives demand, presentment for payment, notice of nonpayment, notice of protest, and all other notices.

Upon the occurrence of an Event of Default with respect to this Subordinated Note, the Issuer shall mail to all Holders, at their addresses shown on the “Security Register” (as defined below), written notice of Event of Default, unless such Event of Default shall have been cured or waived before the giving of such notice. Prior to any acceleration of this Subordinated Note, the Holders holding 66 2/3% in aggregate principal amount of the outstanding Subordinated Notes may waive any past Event of Default. In addition, the Holders holding 66 2/3% in aggregate principal amount of the outstanding Subordinated Notes may rescind a declaration of acceleration of this Subordinated Note before any judgment has been obtained if (i) the Issuer pays all matured installments of principal of and interest on this Subordinated Note (other than installments due by reason of acceleration) and interest on the overdue installments, and (ii) all other Events of Default with respect to this Subordinated Note have been cured or waived.

THIS SUBORDINATED NOTE MAY NOT BE REPAID PRIOR TO THE MATURITY DATE, WHETHER PURSUANT TO AN ACCELERATION UPON AN EVENT OF DEFAULT OR OTHERWISE, WITHOUT THE PRIOR WRITTEN APPROVAL OF THE FEDERAL RESERVE BANK OF RICHMOND, THE FDIC, AND THE VIRGINIA STATE CORPORATION COMMISSION BUREAU OF FINANCIAL INSTITUTIONS.

7. Failure to Make Payment. In the event of failure by the Issuer to make any payment of principal of or interest on this Subordinated Note (and, in the case of payment of interest, such failure to pay shall have continued for 30 days), the Issuer will, upon demand of the Holder hereof, pay to such Holder the whole amount then due and payable on this Subordinated Note for principal and interest (without acceleration), with interest on the overdue principal and interest at the rate borne by this Subordinated Note, to the extent permitted by applicable law. If the Issuer fails to pay the amount due upon such demand, the Holder of this Note may, among other things, institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Issuer and collect the amounts adjudged or decreed to be payable in the manner provided by law out of the property of the Issuer.

8. Payment Procedures. Payment of the principal and interest payable on the Maturity Date will be made in immediately available funds, or, at the option of the Issuer, by direct deposit, to a bank account in the United States designated by the Holder of this Subordinated Note, upon presentation and surrender of this Subordinated Note at the office of the Issuer in Buchanan, Virginia, or at such other place or places as the Issuer designates by notice to the Holders, provided that this Subordinated Note is presented to the Issuer in time for the Issuer to make such payments in such funds in accordance with its normal procedures. Payments of interest (other than interest payable on the Maturity Date) shall be made by check mailed to the person entitled to it, as such person’s address appears on the Security Register, or, at the option of the Issuer, by direct deposit to a bank account in the United States designated by the Holder of this Subordinated Note. Interest payable on any Interest Payment Date shall be payable to the Holder in whose name this Subordinated Note is registered on February 1, May 1, August 1 and November 1, as the case may be (whether or not a Business Day), next preceding that Interest Payment Date (“Regular Record Date”) for such Interest Payment Date, except that interest not so punctually paid or duly made available for payment, if any, will be paid to the Holder in whose name this Subordinated Note is registered at the close of business on a special record date fixed by the Issuer (a “Special Record Date”) notice of which shall be given to such Holder not less than ten calendar days prior to such Special Record Date. (The Regular Record Date and Special Record Date are referred to collectively as the “Record Dates”). To the extent permitted by applicable law, interest shall continue to accrue, at the rate at which interest accrues, on the principal of this Subordinated Note, on any amount of principal of this Subordinated Note not paid when due. All payments on this Subordinated Note shall be applied first to accrued but unpaid interest and then the balance of the payment, if any, to principal.

9. Form of Payment, Maintenance of Payment Office. Payments of principal of and interest on this Subordinated Note shall be made in denomination of such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. Until the date on which all of the Subordinated Notes shall have been surrendered or delivered to the Issuer for cancellation or destruction, or shall become due and payable and a sum sufficient to pay the principal of and interest on all of the Subordinated Notes shall have been made available for payment and either paid or returned to the Issuer as provided herein, the Issuer shall at all times maintain an office or agency in the Town of Buchanan, Virginia where Subordinated Notes may be presented or surrendered for payment.

10. Registration of Transfer, Security Register. Except as otherwise provided on the first page, this Subordinated Note is transferable in whole or in part, and may be exchanged for a like aggregate principal amount of Subordinated Notes of other authorized denominations, by the Holder in person, or by his attorney duly authorized in writing, at the office of the Issuer in the Town of Buchanan, Virginia. The Issuer shall maintain a register providing for the registration of the Subordinated Notes and any exchange or transfer (the “Security Register”). Upon surrender or presentation of this Subordinated Note for exchange or registration of transfer, the Issuer will execute and deliver in exchange a Subordinated Note or Subordinated Notes of like aggregate principal amount, each in a denomination of $10,000, or any amount in excess of that, that is a multiple of $1,000 and that is or are registered in such name or names requested by such Holder. Any Subordinated Note presented or surrendered for registration of transfer or for exchange shall (if required by the Issuer) be duly endorsed, or accompanied by a written instrument of transfer with such evidence of due authorization and guarantee of signature as may reasonably be required by the Issuer in form satisfactory to the Issuer, duly executed by the Holder or his attorney duly authorized in writing, with such tax identification number or other information for each person in whose name a Subordinated Note is to be issued, as the Issuer may reasonably request to comply with applicable law. No exchange or registration of transfer of this Subordinated Note shall be made on or after the fifteenth (15th) day immediately preceding the Maturity Date.

11. Charges and Transfer Taxes. No service charge (other than any cost of delivery) will be imposed for any exchange or registration of transfer of this Subordinated Note, but the Issuer may require the payment of a sum sufficient to cover any stamp or other tax or governmental charge that may be imposed in connection with the exchange (or presentation of evidence that such tax or charge has been paid).

12. Ownership. Prior to due presentment of this Subordinated Note for registration of transfer, the Issuer may treat the Holder in whose name this Subordinated Note is registered in the Security Register as the absolute owner of this Subordinated Note for the purpose of receiving payments of principal of and interest on this Subordinated Note and for all other purposes whatsoever, whether or not this Subordinated Note is overdue, and the Issuer shall not be affected by any notice to the contrary.

13. Priority. The Subordinated Notes rank pari passu among themselves and pari passu, in the event of any insolvency proceeding, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceeding or any liquidation or winding up of the Issuer, with all other present or future unsecured subordinated debt obligations of the Issuer, except any unsecured subordinated debt that may be expressly stated to be senior to or subordinate to the Subordinated Notes.

14. Notices. All notices to the Issuer under this Subordinated Note shall be in writing and addressed to the Issuer at 19747 Main Street, P.O. Box 339, Buchanan, Virginia 24066, Attention: Michelle A. Crook, or to such other address of which the Issuer may notify the Holder hereof. All notices to the Holders shall be in writing and sent by first-class mail to each Holder at his or its address as set forth in the Security Register.

15. Denominations. The Subordinated Notes are issuable only as fully registered notes without interest coupons in denominations of $10,000 or any amount in excess of $10,000 that is a multiple of $1,000.

16. Preservation of Status. The Issuer shall do, or cause to be done, all things necessary to preserve its status as an insured depositary institution.

17. Absolute and Unconditional Obligation of the Issuer. No provisions of this Subordinated Note shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Subordinated Note at the times, places and rate, and in the coin or currency, prescribed.

18. Waiver and Consent. (a) Any consent or waiver given by the Holder of this Subordinated Note shall be conclusive and binding upon the Holder and upon all future Holders of this Subordinated Note and of any Subordinated Note issued upon the registration of transfer or in exchange or in lieu of it, whether or not notation of that consent or waiver is made upon this Subordinated Note.

(b) No delay or omission of the Holder of this Subordinated Note to exercise any right or remedy accruing upon any Event of Default or other default shall impair such right or remedy or constitute a waiver of any that Event of Default or other default or acquiescence.

(c) Any insured depository institution that shall be a Holder of any Subordinated Note or that otherwise shall have any beneficial ownership interest in any Subordinated Note shall, by its acceptance of that Subordinated Note (or beneficial interest), be deemed to have waived any right of offset with respect to the indebtedness evidenced by it.

19. Further Issues. The Issuer may, without the consent of the Holders, create and issue additional notes having the same terms and conditions as the Subordinated Notes (except for the issue date and issue price) so that such further notes may be consolidated and form a single series with the Subordinated Notes. In addition, the Issuer may create and issue new notes with different terms and conditions. Any such issuance shall be made pursuant to another offering document and will either be registered or issued pursuant to an exemption from registration under the Securities Act of 1933, as amended, or similar laws or regulations issued by the applicable banking agency.

20. Governing Law. This Subordinated Note shall be governed by and construed in accordance with applicable federal law and the laws of the Commonwealth of Virginia, without reference to the conflicts of law principles thereof.

21. Choice of Venue. Any suit, action, or proceeding arising under or related to this Subordinated Note shall be exclusively commenced in the courts located in Botetourt County, Virginia.

IN WITNESS WHEREOF, the undersigned has caused this Subordinated Note to be duly executed and its corporate seal to be affixed and attested.

[SIGNATURES]

BANK OF BOTETOURT

By:	/s/ Michelle A. Crook
Name: Michelle A. Crook
Title: SVP & CFO

ATTEST:

/s/ G. Lyn Hayth, III
Name: G. Lyn Hayth, III
Title: President & CEO